Exhibit 10.6

Confidential

September 4, 2019

Jorge F. DiMartino, MD, PhD

Re:       Employment Letter
Dear Dr. DiMartino:
Kronos Bio, Inc. (the "Company") is pleased to offer you the position of Chief Medical Officer, on the following terms and conditions:
1.Title; Reporting; Duties.
(a)As Chief Medical Officer, you will perform such duties as are customarily provided by a Chief Medical Officer of a similarly situated company in the United States and shall have such other responsibilities and duties as may be from time to time directed by the Company. You shall report directly to the Company's President & Chief Executive Officer.
(b)You shall devote substantially all of your business time, attention and energies to the business and affairs of the Company and shall not during the term of your employment be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance of your duties or your availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company. Any such outside business activities that you may wish to pursue during the term of your employment with the Company shall require the prior written consent of the Company's Chief Executive Officer. Notwithstanding the foregoing, you may continue to provide the services set forth on Exhibit A, attached hereto and made a part hereof, in the capacity set forth thereon.
(c)Your duties shall be performed primarily at the Company's corporate offices, which are currently located at 1300 S. El Camino Real, Suite 300, San Mateo CA 94402, or such other place as the parties may agree.
2.Start Date. Your employment shall commence on November 18, 2019, or such other date as may be agreed to by you and the Company.
3.Compensation.
(a)Base Salary. You shall receive an annual base salary equal to Three Hundred Eighty Seven Thousand Five Hundred Dollars (US$387,500), which shall be payable in accordance with the Company's payroll practices.
(b)Performance Bonus. You shall be eligible to receive an annual performance bonus payable in cash at a target amount equal to 35% of your Base Salary, subject to the successful achievement of agreed upon individual and corporate performance goals. Any Performance Bonus paid to you for the calendar year 2019 shall be pro-rated.

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(c)Withholding. Except as expressly stated otherwise, the Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable under this Section 3.
4.Equity Awards.
(a)Subject to the approval of the Board of Directors of the Company (the "Board"), or an authorized committee thereof, you shall be granted a stock option (the "Option") to purchase 360,000 shares of the Company's common stock (the "Option Shares") pursuant to the Company's 2017 Equity Incentive Plan (the "Plan"). Such grant shall be evidenced by an option agreement (the "Option Agreement") to be entered into by and between you and the Company. In the event of a conflict between this Agreement and the Option Agreement, the terms of the Option Agreement shall control. The exercise price per Option Share will be equal to the fair market value per share of the Company's Common Stock as of the date that such Option is granted by the Board. The Option shall have a 10-year term and shall vest and become exercisable as follows: (i) 25% upon the first anniversary date of your Start Date (the "Initial Vesting Date"); and thereafter (ii) the remaining unvested Options Shares shall vest in 36 substantially equal monthly installments as of the last calendar day of each month following the Initial Vesting Date.
(b)All Options shall be immediately exercisable with respect to one hundred percent (100%) of the Option Shares in exchange for restricted shares of Common Stock of the Company (the "Restricted Shares"); provided, however, that the Restricted Shares will be subject to a repurchase right (the "Repurchase Right") in favor of the Company that lapses in accordance with the schedule described above. Upon termination of your employment, the Company may exercise its Repurchase Right with respect to any or all Restricted Shares for which the Repurchase Right has lapsed at a price equal to the exercise price per Option Share.
(c)All Options and Option Shares shall become one hundred percent ( 100%) vested upon the consummation of a Change of Control (as defined in the Plan) that occurs at any time prior to the date that the Company becomes a publicly reporting company. Thereafter, in the event that your employment is terminated without Cause or you terminate your employment for Good Reason, in either case at any time beginning on the date that is 90 days prior to the effective date of a Change of Control (as defined in the Plan) and ending on the date that is 12 months following the Change of Control, then (i) all unvested Restricted Shares and/or Option Shares shall immediately vest in full, and (ii) all Options will remain exercisable for a period of 90 calendar days following the date of such termination, after which time the Option shall expire; provided, however, that no such Option shall be exercisable after the expiration of its maximum term. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in any agreement governing an equity award regarding immediate forfeiture of unvested shares upon termination of service or the duration of post-termination of service exercise periods, following any termination of your employment, none of your equity incentive awards shall terminate with respect to any vested or unvested portion subject to such equity award before 90 days following such termination.
5.Expenses. The Company will reimburse you for all normal, usual and necessary expenses incurred in furtherance of the business and affairs of the Company upon timely receipt by the Company of appropriate vouchers or other proof of your expenditures and otherwise in accordance with any expense reimbursement and approval policy as may from time to time be adopted by the Company.

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6.Benefits. As a regular full-time employee, you shall be entitled to participate in the employee benefits made available to similarly-situated employees, in accordance with the terms of such benefits plans and programs. Information regarding these employee benefits is available in the official plan documents, summary plan descriptions, and applicable summaries. Details on each plan will be provided at the time of hire. The Company, in its sole discretion, has the right to amend or terminate any benefit plan or program at any time and without prior notice. Your health benefits would be effective on the effective date of your hire if you timely enroll when you commence employment with Kronos. The benefits package currently includes medical, dental, vision and disability benefits.
7.Paid Time Off. Consistent with the Company's Time Off Policy, during each year of your employment you shall not accrue vacation benefits but are entitled to an indeterminate amount of personal time off subject to approval from your Supervisor and as operational conditions permit. Under the Company's policy, you will still be responsible for meeting the expectations and requirements of your position including timely and satisfactorily completing all work assignments while taking time off. This may include being required to respond to emails, telephone calls, mobile messages and other forms of communication. For purposes of the Company's policy, this personal time off is in addition to company recognized holidays or sick leave. You will accrue sick leave consistent with applicable California law. Sick leave may be used for yourself or a family member for the diagnosis, care or treatment of an existing health condition or preventive care, or specified purposes set forth in the Company's policy if you are a victim of domestic violence, sexual assault, or stalking. Notwithstanding the foregoing, you shall not be entitled to take more than two consecutive weeks of vacation without the prior written consent of the Company.
8.Representations and Warranties. You hereby represent and warrant as follows:
(a)By accepting the Company's offer of employment, you represent that you have no agreements, relationships, or commitments with any other person or entity that conflict with your obligations to the Company.
(b)You have the full right, power and legal capacity to enter and deliver this Agreement and to perform your duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the parties, enforceable against each in accordance with its terms. No approvals or consents of any persons or entities are required for you to execute and deliver this Agreement or perform your duties and other obligations hereunder.
(c)You represent and warrant to the Company that you have not brought and shall not bring with you to the Company, or use in the performance of your duties, any materials or documents of any former employer that are not generally available to the public, unless you have obtained written authorization from the former employer for their possession and use and provided the Company with a copy thereof.
9.Conditions to Employment. This offer of employment is contingent upon, and your employment shall be subject to:
(a)execution of the Company's form of Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit B, which prohibits unauthorized use or disclosure of the Company's proprietary information;

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(b)completion of a background examination to the reasonable satisfaction of the Company; and
(c)satisfying the requirements of the Immigration Control and Reform Act, which may be accomplished by showing your proof of right to work in the U.S. within three days of commencing employment (see http://www.uscis.gov/i-9 for a list of acceptable proof, such as (i) an original drivers license and social security card, or (ii) a passport),
(d)Notwithstanding the foregoing, this offer may be withdrawn by the Company at any time prior to its execution by the Company.
10.Employment-at-will and Termination. Your employment shall be at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever, without or without advance notice, simply by notifying the Company in writing. Similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will relationship cannot be changed except in a writing signed by a duly authorized office of the Company and you. The employment terms contained in this Agreement supersede any other agreements and promises made to you by the Company or any representative on its behalf, whether oral, written or implied.
11.Severance.
(a)In the event that at any time your employment is terminated by the Company without Cause (as defined in the Plan), or by you for Good Reason (as defined below), then:
(i)the Company shall pay your accrued but unpaid Base Salary through the date of termination, at the rate in effect at the time of termination, accrued but unused vacation, and reimburse you for any unreimbursed business expenses incurred prior to the date of termination;
(ii)the Company shall continue to pay your Base Salary at the rate in effect at the time of termination (without regard to any reduction in Base Salary that served as the basis for a resignation for Good Reason) for a period of 180 days following the date of termination in accordance with the Company's ordinary payroll practice;
(iii)to the extent permitted by applicable healthcare laws and provided that you make a timely election to continue coverage, the Company shall pay directly to the insurance provider the premium for COBRA continuation coverage for the you and the your dependents, less the amount payable by an active employee for such coverage, for a period of 180 days or until he obtains new employment, whichever comes first (the benefits provided in this Section 11 (a)(iii)) shall be referred to as the "Continued Benefits"). Notwithstanding the foregoing, in the event that applicable healthcare laws do not permit continuation of coverage, then the Company shall reimburse you for the costs of obtaining coverage in an amount not to exceed the coverage amounts paid or payable by you immediately prior to the date of termination; and
(iv)(A) all unvested Restricted Stock, Options, Option Shares and any other Company equity compensation awards you then hold shall immediately vest in full, and (B) all Options will remain exercisable for a period of 90 calendar days following the date

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of such termination, after which time the Options shall expire; provided, however, that no such Option shall be exercisable after the expiration of its maximum term. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in any agreement governing an equity award regarding immediate forfeiture of unvested shares upon termination of service or the duration of post-termination of service exercise periods, following any termination of your employment, none of your equity incentive awards shall terminate with respect to any vested or unvested portion subject to such equity award before 90 days following such termination.
(b)In the event that your employment is terminated by the Company for Cause, or by you other than for Good Reason, then:
(i)the Company shall pay your accrued but unpaid Base Salary through the date of termination, at the rate in effect at the time of termination, accrued but unused vacation, and reimburse you for any unreimbursed business expenses incurred prior to the date of termination;
(ii)you shall not be entitled to receive any payments and Continued Benefits described in this Section 11; and
(iii)the vesting applicable to all Equity Awards granted to you by the Company shall cease immediately and you shall have a period of 90 days to exercise any and all vested Equity Awards, after which time all Equity Awards shall expire; provided, however, that no such Equity Award shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.
(c)For purposes of this Agreement: "Good Reason" shall mean (A) any material diminution by the Company of your title, duties, authority or Base Salary (including without limitation any requirement that you report to any person(s) other than the Board of the Company); (B) a material breach by the Company of any of the provisions contained in this Agreement, which, if capable of being cured, is not cured by the Company within 30 days after written notice thereof by you to the Company; or (C) relocation of your principal place of employment more than 50 miles without your consent.
(d)This Section 11 sets forth the only obligations of the Company with respect to the termination of your employment with the Company, and you acknowledges that, upon the termination of her employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Section 11. Further, notwithstanding anything to the contrary contained herein, the Company shall have no obligation to pay, and you shall have no right to receive, any compensation, benefits or other consideration provided for in this Section 11 (other than any accrued but unpaid Base Salary through the date of termination and any reimbursement of unreimbursed expenses incurred prior to the date of termination) (the "Payments") unless you execute an agreement in a form satisfactory to the Company (the "Release Agreement") releasing the Company from any and all liability in connection with your employment or the termination thereof that becomes effective no later than 60 days following your termination (the "Release Deadline"). Except as required by Section 14, the Payments will commence on the first payroll period following the Release Agreement becoming effective; provided, that (i) if the Payments (or any portion thereof) constitute "deferred compensation" within the meaning of Section 409A (as defined in Section 14) and (ii) the

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period commencing on the date of termination and ending on the Release Deadline spans two calendar years, then the Payments (or such portion thereof that constitute "deferred compensation") will commence on the later of the Release Agreement becoming effective and the first payroll date of the Company in the second calendar year. Any portion of the Payments that is delayed due to the application of the preceding sentence shall be made on the date that the Payments commence.
(e)The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the you under this Section 11. The provisions of this Section 11 shall survive any termination of this Agreement.
(f)Non-renewal by either party shall not give rise to any right to receive severance.
12.No Reliance by You on Promise or Representation Not in this Agreement. In accepting employment with the Company and signing this Agreement, you agree that you are not relying on any representation, promise or inducement that has been made by the Company or any representative on its behalf that is not explicitly stated in this Agreement. the Company is not bound by and will not be liable for any representation, promise or inducement that is not explicitly stated forth in this Agreement.
13.Governing Law; Arbitration. The terms of this offer letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without regard to principles of conflict of laws. Any dispute arising out of, or relating to, this letter agreement or your employment by the Company shall be exclusively decided by binding arbitration conducted in San Francisco, CA in accordance with the rules of the American Arbitration Association (the "AAA") then in effect before a single arbitrator appointed in accordance with such rules. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in clause below. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction.
14.Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this offer letter that constitute "deferred compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations and other guidance thereunder and any state law of similar effect (collectively, "Section 409A") and that are payable in connection with your termination of employment shall not commence unless and until you have also incurred a "separation from service" within the meaning of Section 409A, unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. If you are, upon a separation from service, a "specified employee" within the meaning of Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the payment of any deferred compensation shall not commence until the earlier to occur of: (i) the date that is six months and one day after your separation from service, or (ii) the date of your death. Any payments that are delayed due to the application of the preceding sentence shall be made on the date that payments commence. For purposes of Section 409A, the right to a series of installment payments under this offer letter shall be treated as a right to a series of separate payments.

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15.Miscellaneous.
(a)This agreement, and your rights and obligations hereunder, may not be assigned. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to the Company expressly assumes the Company's obligations hereunder and complies with the terms of this Agreement.
(b)This agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.
(c)The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.
(d)This agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
(e)This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A portable document format (".pdf') copy of this Agreement, including the signature pages, will be deemed an original.

[Signature page follows]

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If you wish to accept employment at Kronos Bio, Inc., under the terms described above, please sign and date this letter, and return it to me.

We look forward to your favorable reply and to a productive and enjoyable working relationship.

Very truly yours,

Agreed and Accepted:

By:	/s/ Norbert Bischofberger	By:	/s/ Jorge DiMartino
Name: Norbert Bischofberger		Name: Jorge DiMartino
Title: CEO Kronos Bio		Date: 9/5/19
Date: September 5th, 2019

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EXHIBIT A

[Redacted]

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EXHIBIT B

PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT